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Zion Oil & Gas Newsletter
November 6, 2009
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Dear Shareholder and/or Friend of Zion...

This week, before I update you regarding Zion's exploration operations, I want to comment on the recent fluctuations in Zion's stock price.

Usually, I don't comment on Zion's stock price, because we have no control over the day-to-day fluctuations in the stock price; the price just reflects the actions of those trading on that day. Zion stock is publicly traded, so anyone can buy or sell stock, just as they wish.

To quote Warren Buffett, "In the short run, the market is a voting machine but in the long run it is a weighing machine."

All of us at Zion are working towards long-term shareholder value. To be successful, we must use Zion's capital wisely, control expenses and enable our experienced and motivated staff to stay focused on our exploration efforts in Israel. By focusing on our exploration efforts, we believe we are setting the stage for increased shareholder value.

We have survived and prospered during an economic crisis not seen for several decades - something many companies did not. I believe that we have the people with the 'right stuff' to deal with the challenges that lie ahead and I am very optimistic about Zion's future.

"Preserve me, O G-d: for in thee do I put my trust"

Psalm 16:1

But we know we have plenty of hard work ahead, so here is an update of our progress during the past week.

The Ma'anit-Rehoboth #2 Well

Last week, I gave you a summary regarding this well and can only repeat my words of last week, as the situation remains largely unchanged.

"We drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters) and on October 2, 2009 released the drilling rig for use on the Elijah #3 well and temporarily suspended drilling operations on the Ma'anit-Rehoboth #2 well, until a smaller rig would become available for completion operations on the seven zones that warrant completion testing.

Four of the zones are in the upper (Triassic) part of the hole and were seen in the Ma'anit #1 well and three of the zones are in the deeper hole drilled in the Ma'anit-Rehoboth #2 well.

Our latest estimate of the likely arrival time of a 'suitable rig' at the Ma'anit site is December 2009. We have tried to accelerate matters, but the rig we want to use requires some maintenance work, so we will have to wait. The good news is that 'completion testing' work on our well, with the rig now planned, should save Zion approximately $250,000 in cost, as compared with the cost of the original rig that we wanted to use. Waiting is difficult, but at least we will be saving some money by doing so."

An alternative wording for a 'suitable rig' (see above) is a 'workover rig'.

A workover rig (or well-servicing rig) is very similar to a drilling rig, but is much smaller and much less expensive, as there is no need for the drilling rig's mud system of pumps and tanks or elaborate pressure-control equipment.

The workover rig that we plan to use is currently undergoing maintenance work by its owners. After completion of the maintenance work, we have been informed that the rig will be carrying out some remedial work on a well in southern Israel and can then travel to our Ma'anit-Rehoboth #2 well site in northern Israel. The current estimate is December 2009, however, we are making every effort to obtain the rig earlier than December.

Drilling Operations on the Elijah #3 Well

In spite of torrential rains this week, drilling operations are proceeding according to plan. As I write, the dark clouds have disappeared and the sky is crystal clear blue, as the rain has washed all the sand particles out of the air. The weather in Israel (like the economy) is 'uncertain' at present, but the rig crews work through all weathers and in all conditions. As our Drilling Manager, Jerry Carlisle told me, "There is an old oil field saying, 'It only rains in the reserve pit,' so we keep drilling no matter what."

The oil industry started gaining real momentum towards the end of the 1800s. It lowered the demand for whale oil and so put many sailors out of work. Because sailors were used to working in all weather conditions and at extreme height on ships' rigging, they were well suited to working on tall oilfield derricks. The sailors brought with them many of their nautical expressions. For example, the drilling derrick and equipment are called a 'rig', the derrick is called a 'mast', the changing room is called a 'doghouse' and the record of events during drilling is called a driller's log (from the 'log' kept by a ship's captain).

Fast forward to the present, it has been eighteen days since we started drilling our Elijah #3 well and, as of today, Friday, November 6, 2009, we have drilled to a depth of approximately 3,115 feet (950 meters) and are making good progress.

The Issachar-Zebulun Permit Area

As noted previously, we have sent all of the existing seismic to Texas for re-processing, as there is extensive coverage over most of the license, however, there are 15 lines of existing data being interpreted in-house.

Rights Offering

Our rights offering began last month and you should have received your package (or email) containing the documentation. If your stock is held in a brokerage account, you should have received electronic notification. If you haven't received anything, please contact us at the number shown below.

The rights offering offers a maximum of 3.6 million shares of stock at $5.00 for each share of stock. Should the rights offering be fully subscribed, Zion will receive gross proceeds of $18 million.

Under the rights offering, stockholders have the right to purchase twenty three (23) shares of stock for every one hundred (100) shares of common stock owned on the record date.  This is identical to 0.23 subscription rights for each share of common stock owned on the record date.

If you were among the many hundreds of our stockholders who did not receive as many $5.00 shares as you subscribed for in the earlier rights offering, this is your 'second chance' opportunity. This offer is open to everyone who was a stockholder of record on October 19, 2009.

The scheduled termination date for the rights offering is November 30, 2009 but we may elect to terminate the offering prior to the scheduled expiration date by giving two business days notice. Please note that Zion may also elect to extend the rights offering beyond November 30, 2009.

We have posted on the Investor Center section of the Zion website some Frequently Asked Questions (and answers). Please click here to visit the Investor Center.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).
Contact Information

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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc.,
6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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